EXHIBIT 23 — ACCOUNTANTS’ CONSENT

The Board of Directors
North Fork Bancorporation, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 2-99984, 33-34372, 33-52504, 33-53467, 333-05513, 333-00675, 333-56329, 333-39536, 333-74713, 333-94381, 333-69698, 333-69700, and 333-90134) on Form S-8, (Nos. 333-64219, 333-24419 and 333-101009) on Form S-4 and (Nos. 33-54222, 333-40311 and 333-88028) on Form S-3 of North Fork Bancorporation, Inc. of our report dated February 25, 2003, relating to the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows, changes in stockholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, Annual Report on Form 10-K of North Fork Bancorporation, Inc.

KPMG LLP

New York, New York
March 27, 2003